SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): October 25, 1997



                             HOMESIDE LENDING, INC.
             (Exact Name of Registrant as Specified in its Charter)



     Florida                          1-12979                  59-2725415
(State or other jurisdiction of   (Commission File           (IRS Employer
incorporation or organization)         Number)           Identification Number)


7301 Baymeadows Way, Jacksonville, Florida                 32256
(Address of principal executive offices)                (Zip Code)



        Registrant's telephone number, including area code (904) 281-3000

Item 5.  Other Events.

     HomeSide Lending, Inc. is an indirect wholly-owned subsidiary of HomeSide, Inc. (the "Parent"). On October 25, 1997, the Parent, a Delaware corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between National Australia Bank Limited A.C.N. 004044937 ("NAB") pursuant to which a wholly-owned subsidiary of NAB (the "Merger Sub") will be merged with and into the Parent, with the Parent being the surviving corporation. Each share of the Parent's common stock issued and outstanding at the effective time of the merger shall be converted into the right to receive $27.825 in cash, without interest, except for (i) shares of the Parent's stock held by stockholders who exercise appraisal rights under Delaware law or (ii) shares of the Parent's stock held directly or indirectly by NAB (except for shares held in a fiduciary or agency capacity or in satisfaction of a debt previously contracted). The transaction is subject to regulatory approvals and approval by the Parent's stockholders at a special stockholders' meeting. The Parent's major stockholders, BankBoston, N.A., Siesta Holdings, Inc. (an affiliate of Barnett Banks, Inc.), Thomas H. Lee Equity Fund III, L.P. and certain affiliates of Thomas H. Lee Company and Madison Dearborn Capital Partners, L.P., who collectively own approximately 76% of the Parent's outstanding common stock, have agreed to vote in favor of the approval of the transaction at the stockholders' meeting. The proposed transaction is expected to close early in the first quarter of calendar 1998. For more information see the joint press release filed herewith as Exhibit 99.1.

Item 7.   Financial Statements and Exhibits.

     (c) Exhibits

          Exhibit 99.1 - Joint press release issued October 26, 1997

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HOMESIDE LENDING, INC.



Date:  October 30, 1997                 By:/s/Robert J. Jacobs
                                           Robert J. Jacobs
                                           Executive Vice President,
                                           Secretary and General Counsel